Schedule 13G

CUSIP No.:  586579 10 4


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ____)*

                          MENDOCINO BREWING COMPANY, INC.
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                  586579 10 4
         ---------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement /X/ . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).

                        (Continued on following page(s))



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

                                  Schedule 13G

CUSIP No.:  586579 10 4

 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. Identification No. of Above Person

              John Scahill              Social Security #:

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)      / /
                                                                (b)      / /

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.


  NUMBER OF            5        SOLE VOTING POWER                 248,809
   SHARES
 BENEFICIALLY          6        SHARED VOTING POWER               0
  OWNED BY
    EACH               7        SOLE DISPOSITIVE POWER            248,809
  REPORTING
   PERSON              8        SHARED DISPOSITIVE POWER          0
    WITH


9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              248,809

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES / /*

              Not Applicable

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              10.7%

12    TYPE OF REPORTING PERSON*

                 IN

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


                                  Schedule 13G

CUSIP No.:  586579 10 4


ITEM 1.

Issuer:          Mendocino Brewing Company
                 PO Box 400
                 13551 Hwy. S. 101
                 Hopland, CA  95449

ITEM 2.

(a) Norman H. Franks
(b) PO Box 400
    13551 Hwy. S. 101
    Hopland, CA  95449
(c) U.S.A.
(d) Common Stock, no par value
(e) 586579 10 4

ITEM 3.

Not applicable

ITEM 4.  OWNERSHIP

(a) 248,809 shares
(b) 10.7%
(c) (i) 248,809
    (ii)  0
    (iii) 248,809
    (iv)  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable


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


                                  Schedule 13G

CUSIP No.:  586579 10 4

ITEM 9.    NOTICE OF DISSOLUTION OF A GROUP

Not applicable

ITEM 10.   CERTIFICATION

Not applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

July 17, 1996                                 /s/  John Scahill
                                              ------------------------------
                                                   John Scahill

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